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Contract Owner Opinion:

Reorganization of LVIP Wellington Capital Growth Fund and LVIP American Century Ultra® Fund

August 23, 2024

Board of Trustees

LVIP Wellington Capital Growth Fund

Lincoln Variable Insurance Products Trust

1301 South Harrison Street

Fort Wayne, Indiana 46802

Board of Trustees

LVIP American Century Ultra® Fund

Lincoln Variable Insurance Products Trust

1301 South Harrison Street

Fort Wayne, Indiana 46802

The Lincoln National Life Insurance Company

1301 South Harrison Street

Fort Wayne, Indiana 46802

Lincoln Life & Annuity Company of New York

100 Madison Street, Suite 1860

Syracuse, New York 13202

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the holders (the “Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by The Lincoln National Life Insurance Company (“Lincoln National”) or by Lincoln Life & Annuity Company of New York (“Lincoln NY”) and funded by separate accounts of Lincoln National or Lincoln

Page 2 LVIP Wellington Capital Growth Fund – LVIP American Century Ultra® Fund August 23, 2024

NY for which LVIP Wellington Capital Growth Fund (the “Acquired Fund”), a separate series of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and LVIP American Century Ultra® Fund (the “Acquiring Fund”), also a separate series of the Trust, serve as underlying investment vehicles, relating to the Reorganization (as described below).

Pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of August 9, 2024, and as executed by the Trust on behalf of the Acquired Fund and the Acquiring Fund, the Acquired Fund will transfer all of its assets to the Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the distribution of Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund (the “Reorganization”).

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Proxy Statement/Prospectus dated June 17, 2024, (3) the facts and representations contained in the letter dated as of this date, addressed to us from Lincoln National and Lincoln NY, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of the Reorganization, will be treated as a “variable contract” within the meaning of section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in the Acquired Fund and the Acquiring Fund, and access to such funds, satisfies the requirements and limitations set forth in section 1.817-5(f) of the U.S. Treasury Regulations; and

(3) under the so-called investor control rules, either Lincoln National or Lincoln NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owner of the interests in the Acquired Fund and the Acquiring Fund that underlie the Contracts.

Page 3 LVIP Wellington Capital Growth Fund – LVIP American Century Ultra® Fund August 23, 2024

This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan, (b) (i) the information provided in the Proxy Statement/Prospectus referred to above, (ii) the facts and representations contained in the letter dated as of this date, and as addressed to us from Lincoln National and Lincoln NY, and (iii) the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan and the representations made to us.

Very truly yours,

/s/ Dechert LLP